Exhibit 10.2

SECOND AMENDMENT TO RESTRICTED STOCK AWARD AGREEMENT

Agreement entered into by and between Warner Music Group Corp., a Delaware corporation (the “Parent”) and Edgar Bronfman, Jr. (the “Executive”) dated as of May 20, 2011 (the “Amendment”).

W I T N E S S E T H:

WHEREAS, the Parent and the Executive have entered into a Restricted Stock Award Agreement, dated as of March 15, 2008 and amended as of January 18, 2011 (as so amended, the “Restricted Stock Award Agreement”); and

WHEREAS, the Parent has entered into a Merger Agreement dated as of May 6, 2011, pursuant to which, subject to the terms and conditions thereof, all of the outstanding stock of Parent would be indirectly acquired by Access Industries, Inc.; and

WHEREAS, in light of the transactions contemplated by the Merger Agreement, the Parent and the Executive desire to amend the Restricted Stock Award Agreement as provided herein.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Section 3(a)(ii) of the Restricted Stock Award Agreement is hereby amended by adding the following language at the end of that Section:

“In light of the Company’s execution of a Merger Agreement, dated as of May 6, 2011 (the “Merger Agreement”), all trading days in the “Special Blackout Period” shall be disregarded in determining whether the foregoing Performance Hurdles have been met (but not in determining whether Service Conditions have been met). For this purpose, the “Special Blackout Period” shall mean the period starting on May 19, 2011 and ending on the day prior to the consummation of the transactions contemplated by the Merger Agreement (or if earlier, ending on the day on which the Merger Agreement is terminated in accordance with its terms); provided, that the trading days immediately before and after the Special Blackout Period shall be deemed consecutive trading days if relevant in determining whether any of the Performance Hurdles have been met. Notwithstanding the foregoing, if the Executive’s employment with the Company or any Affiliate of the Parent ceases due to a termination without Cause or for Good Reason, the vested status of the Executive’s Restricted Shares shall, as of the date of such cessation of employment, be determined without regard to the preceding two sentences.”

2. All other provisions of the Restricted Stock Award Agreement shall remain unchanged and in full force and effect. The Executive represents that he has consulted with his own advisors and counsel regarding this Amendment, and understands the consequences hereof.

3. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

WARNER MUSIC GROUP CORP.

/s/ Edgar Bronfman, Jr.	By:	/s/ Paul Robinson
EDGAR BRONFMAN, JR.